UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2010

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 548-2900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2010, Catalyst Health Solutions, Inc. (the “Company”) entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Independence Blue Cross (“Parent”), QCC Insurance Company (“Seller”), FutureScripts, LLC and FutureScripts Secure LLC (together with FutureScripts, LLC, “FutureScripts”), whereby the Company, subject to the terms and conditions of the Purchase Agreement, will purchase all of the outstanding equity interests in FutureScripts (the acquisition by the Company of FutureScripts, the “Acquisition”) for an aggregate purchase price of $225,000,000, subject to certain adjustments. FutureScripts provides pharmacy benefit management services to approximately 1 million lives and manages over 14 million prescriptions annually. Following the closing of the Acquisition (the “Closing”), the Company will manage the Parent’s pharmacy benefits under the terms of a new 10-year contract. The purchase price for the Acquisition will be funded from a combination of the Company’s cash on hand and from the proceeds of a $150,000,000 term loan made to the Company pursuant to that certain Revolving Credit and Term Loan Agreement, dated as of August 4, 2010, by and among the Company, the lenders party thereto, and SunTrust Bank, as Administrative Agent.

The Purchase Agreement has been approved by all necessary corporate action by Parent, Seller and the Company. The Closing, which is expected to occur in 2010, is subject to certain conditions, including the expiration or the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as actions required by federal or state governmental authorities with jurisdiction over the Medicare and Medicaid programs and provision of pharmacy benefit management services and other related services and arrangements including the Pennsylvania Insurance Department and the Pennsylvania Department of Health; and other customary closing conditions.

Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both before and after the Closing, based on the net working capital and certain indebtedness of FutureScripts. Additionally, the Purchase Agreement includes customary representations, warranties and covenants. These covenants include, among others, a covenant by Parent, Seller and FutureScripts to conduct the business of FutureScripts in the ordinary course until the Closing; a covenant by Parent, FutureScripts and the Company to enter into a transition services agreement as of the Closing; Parent and Seller non-competition and non-solicitation arrangements; and customary indemnification obligations. The Purchase Agreement also includes covenants regarding FutureScripts employee matters including obligations related to non-compete agreements and retention agreements for certain FutureScripts employees.

Item 1.02	Termination of a Material Definitive Agreement.

On August 4, 2010, the Company terminated its Amended and Restated Financing and Security Agreement (the “Financing Agreement”) with Wachovia Bank, National Association (the “Lender”), which was amended on October 9, 2009 (the “First Amendment”). There was no outstanding balance under the Financing Agreement as of August 4, 2010. The maximum principal amount of the revolving credit facility available to the Company under the First Amendment to the Financing Agreement was $100,000,000, the interest rate on the credit facility was LIBOR plus 2.0%, and included a $20,000,000 letter of credit facility. Each facility was also collateralized by substantially all of the assets of, and was guaranteed by, the Company and its wholly-owned, active subsidiaries. The foregoing description of the First Amendment is qualified in its entirety by reference to the full and complete terms contained therein, which is filed as Exhibit 4.2.1 to the Company’s Report on Form 8-K filed on October 13, 2009 and is incorporated herein by reference.

As previously reported, on August 4, 2010 the Company entered into new senior credit facilities consisting of a revolving credit facility and term loan facility.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release announcing the acquisition described in Item 1.01 above is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report:

99.1	Press release dated August 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date:	August 10, 2010	By:	/s/ Bruce F. Metge
			Name:	Bruce F. Metge
			Title:	General Counsel and Corporate Secretary

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